Exhibit 23.1
Norsk Hydro ASA
Oslo, Norway
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Norsk Hydro ASA and subsidiaries for the periods ended 30 September 2006 and 2005 as indicated in our report dated 23 October 2006; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report, referred to above, which is included in your filing of quarterly information on Form 6-K for the quarter ended 30 September 2006 is incorporated by reference in the Registration Statements No. 333-8110 and No. 333-10580 on Form F-3.
We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
Deloitte AS
/s/ Deloitte AS
Oslo, Norway
24 October 2006